                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

                               ADAC Laboratories
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
                                           [ ]  Soliciting Material Pursuant to
                                                sec.240.14a-11(c) or
                                                sec.240.14a-12
                                           [ ]  Confidential, for Use of the
                                                Commission Only
                                             (as permitted by Rule 14a-6(e)(2))

                               ADAC LABORATORIES
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 10, 1997
                            ------------------------

TO THE SHAREHOLDERS OF ADAC LABORATORIES:

     The Annual Meeting of Shareholders of ADAC Laboratories, a California corporation (the "Company"), will be held at the offices of the Company, located at 540 Alder Drive, Milpitas, California 95035, on Thursday, April 10, 1997, at 1:00 p.m., local time, for the following purposes:

     (1) To elect members of the Board of Directors;

     (2) To approve an amendment to the Company's 1992 Stock Option Plan to increase the number of shares authorized thereunder by 712,000 shares;

     (3) To approve an amendment to the Company's Employee Stock Purchase Plan
         (1994) to increase the number of shares authorized thereunder by 85,000 shares;

     (4) To approve an amendment to the Company's Directors' Stock Option Plan
         (1987) to increase the number of shares authorized thereunder by 56,665 shares;

     (5) To approve the amendment and restatement of the Company's Articles of Incorporation to delete therefrom the provisions setting forth the maximum and minimum number of directors that may serve on the Company's board;

     (6) To approve amendments to the Company's Bylaws, including an increase in the maximum and minimum number of directors that may serve on the Company's board; and

     (7) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 5, 1997 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. A copy of the Company's Annual Report to Shareholders, including financial statements for the fiscal year ended September 29, 1996, is being sent to all shareholders as of the record date concurrently with the mailing of this Proxy Statement.

     Whether or not you expect to attend the Annual Meeting in person, please date, sign and mail the enclosed Proxy in the envelope provided as promptly as possible. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.


                                             By Order of the Board of Directors,

                                             LOGO

                                             David L. Lowe,



                                             Chairman of the Board


Milpitas, California

March 19, 1997

                               ADAC LABORATORIES
                                540 ALDER DRIVE
                           MILPITAS, CALIFORNIA 95035

                        -------------------------------

                                PROXY STATEMENT

                        -------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of ADAC Laboratories, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on April 10, 1997, at 1:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the offices of the Company, located at 540 Alder Drive, Milpitas, California 95035. This Proxy Statement and the accompanying proxy card are being mailed to all shareholders on or about March 19, 1997.

     Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed Proxy as promptly as possible, in the postage prepaid envelope provided, to insure that your shares will be voted at the Annual Meeting. Any shareholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Any such proxy, if not revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein.

RECORD DATE AND SHARE OWNERSHIP


     Shareholders of record at the close of business on March 5, 1997 are entitled to notice of and to vote at the meeting. At the record date, there were issued and outstanding 18,423,232 shares of Common Stock, each entitled to one vote.


     The following table sets forth, as of December 2, 1996, the number and percentage of shares of Common Stock beneficially owned (as defined in Rule 13d-3 adopted under the Securities Exchange Act of 1934) by (a) each nominee for director, each existing director, all executive officers listed in the compensation disclosure table and all directors and executive officers of the Company as a group, and (b) all persons known to the Company to own beneficially more than five percent (5%) of any class of voting securities of the Company. All such persons have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as otherwise stated in the following footnotes.

                                                BENEFICIAL
  (A) DIRECTORS, NOMINEES AND CERTAIN           OWNERSHIP             PERCENT OF
           EXECUTIVE OFFICERS               OF COMMON STOCK(1)     VOTING SHARES(1)
----------------------------------------    ------------------     ----------------
Stanley D. Czerwinski                              82,725(2)                *
R. Andrew Eckert                                   84,753(3)                *
Graham O. King                                      9,000(4)                *
David L. Lowe                                      89,233(5)                *
Robert L. Miller                                   52,499(6)                *
F. David Rollo                                     30,000(7)                *
Edmund H. Shea, Jr.                               491,190(8)              2.8%

         (Continued)

                                                BENEFICIAL
  (A) DIRECTORS, NOMINEES AND CERTAIN           OWNERSHIP             PERCENT OF
           EXECUTIVE OFFICERS               OF COMMON STOCK(1)     VOTING SHARES(1)
----------------------------------------    ------------------     ----------------
Mark L. Lamp                                       83,300(9)                *
P. Andre Simone                                        --                  --
Peter C. Vermeeren                                 18,750(10)               *
All Directors and Executive
  Officers as a group (11 persons)                941,450(11)             5.3%

                                                BENEFICIAL
                                                OWNERSHIP             PERCENT OF
    (B) OTHER PRINCIPAL SHAREHOLDERS         OF COMMON STOCK        VOTING SHARES
----------------------------------------    ------------------     ----------------
CREF                                            1,395,533                 7.8%
730 Third Avenue
New York, New York 10017

------------

  * Less than one percent (1%).

 (1) Based on information furnished by the persons named and 17,853,734 shares of Common Stock outstanding as of December 2, 1996. All references to options include options that were exercisable on December 2, 1996 and within sixty (60) days thereafter.

 (2) Includes 17,500 shares issuable upon exercise of options held by Mr. Czerwinski.

 (3) Includes 84,166 shares issuable upon exercise of options held by Mr.
     Eckert.

 (4) Includes 7,500 shares issuable upon exercise of options held by Mr. King.

 (5) Includes 88,833 shares issuable upon exercise of options held by Mr. Lowe.

 (6) Includes 32,499 shares issuable upon exercise of options held by Mr.
     Miller.

 (7) Includes 23,333 shares issuable upon exercise of options held by Dr. Rollo.

 (8) Includes 23,333 shares issuable upon exercise of options held by Mr. Shea. Also includes 85,580 shares held by J. F. Shea, Co., Inc. and 11,506 shares held by Mrs. Shea, as to which Mr. Shea disclaims beneficial interest.

 (9) Includes 82,500 shares issuable upon exercise of options held by Mr. Lamp.

(10) Includes 18,750 shares issuable upon exercise of options held by Mr. Vermeeren.

(11) Includes options to purchase 378,414 shares of Common Stock held by all directors and executive officers as a group.

VOTING AND SOLICITATION

     The required quorum for the meeting is a majority of the outstanding shares of Common Stock eligible to be voted on the matters to be considered at the meeting. In the election of directors, the candidates receiving the highest number of affirmative votes cast in person or by proxy at the meeting up to the number of directors to be elected will be elected to office. The affirmative vote of a majority of the shares represented and voting in person or by proxy at the meeting (which affirmative votes constitute a majority of the required quorum) is required for approval of the amendment to the 1992 Stock Option Plan (Proposal 2), the amendment to the Employee Stock Purchase Plan (1994) (Proposal
3), and the amendment to the Directors' Stock Option Plan (1987) (Proposal 4). The affirmative vote of a majority of the outstanding shares of Common Stock eligible to be voted at the meeting is required for approval of the amendment and restatement of the Company's Articles of Incorporation (Proposal 5) and the amendments to the Bylaws (Proposal 6).

     When your proxy is returned properly signed, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted for Proposals 1 through 6. If a properly signed proxy or ballot indicates that a stockholder, broker or other nominee abstains from voting or that the shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, although such shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Abstentions will not be reflected in a final tally of the votes cast for the election of directors (Proposal 1). For purposes of determining whether the proposed amendment and restatement of the Articles of Incorporation (Proposal 5) and the proposed amendments to the Bylaws (Proposal 6) are approved under California law and the Bylaws of the Company, abstentions and broker non-votes will have the effect of a negative vote because those proposals require the approval of an absolute majority of the outstanding shares entitled to vote at the meeting.

     Every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock which such shareholder is entitled to vote, or may distribute the shareholder's votes on the same principle among as many candidates as the shareholder chooses, provided that votes cannot be cast for more than the number of candidates to be elected. However, no shareholder shall be entitled to cumulate its votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of such shareholder's intention to cumulate such shareholder's votes. On all other matters, as explained above, each share of Common Stock has one vote.

     The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners, estimated at $20,000. The Company has retained Skinner & Co., a professional proxy solicitor, to assist in the solicitation of proxies and to arrange for dissemination of proxy materials. The agreement with Skinner & Co. provides that the fee payable for such services will amount to $3,500; such fee does not include expenses. Proxies may be solicited by the Company's directors, officers or other employees, without additional compensation, personally or by telephone, telegram or facsimile.

                           (1) ELECTION OF DIRECTORS
GENERAL

     Presently the Company's Bylaws authorize seven members to serve on the Board of Directors. Mr. Robert L. Miller has informed the Board of Directors that he will not stand for re-election, and, as a result, the remaining six persons presently serving as directors, Messrs. Czerwinski, Eckert, King, Lowe, Shea and Rollo, are proposed for election as directors. The proxy holders will be voting for all six nominees.

     In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted for a nominee designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. Directors are elected annually by the shareholders, and the term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

NOMINEES

     The names of the nominees, and certain information about them, are set forth below:

                                                                             DIRECTOR
          NOMINEE AND AGE                  PRINCIPAL OCCUPATION               SINCE
                                                                             --------
Stanley D. Czerwinski (61)      Consultant                                     1991
R. Andrew Eckert (35)           President and General Manager, ADAC            1996
                                 Medical Systems
Graham O. King (56)             Chairman of the Board and Chief Executive      1995
                                 Officer of US Servis, Inc.
David L. Lowe (36)              Chairman of the Board and Chief Executive      1992
                                 Officer of the Company
F. David Rollo (57)             Senior Vice-President of Medical Affairs       1991
                                 and Executive Medical Director of Raytel
                                 Medical Corporation
Edmund H. Shea, Jr. (67)        Executive Vice-President and a director of     1987
                                 J.F. Shea Co., Inc.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company.

     Mr. Czerwinski was elected a director in November 1991 and served as Chairman of the Board of the Company from February 1992 until March 1996. Mr. Czerwinski previously served as the Company's Chief Executive Officer, President and Chief Operating Officer at various times since January 1991. He originally joined the Company in May 1986. Mr. Czerwinski is currently serving as a consultant to the Company. Prior to joining the Company, Mr. Czerwinski served for seventeen years in various management capacities at TRW, including Director of Sales and Marketing for the Electronics Components Group, and General Manager of the Semiconductor Division.

     Mr. Eckert was elected a director in April 1996, and has served as President and General Manager of ADAC Medical Systems since November 1994. From February 1992 to November 1994, he served as Executive Vice-President and General Manager of the Company. Mr. Eckert joined the Company in February 1990 and from that date until February 1992 held several other senior management positions with the Company. Prior to joining the Company, Mr. Eckert worked in the venture capital and investment banking industries with Summit Partners and Goldman Sachs, respectively.

     Mr. King was appointed a director in June 1995. Mr. King is currently the Chairman and Chief Executive Officer of US Servis, Inc., a healthcare management services company. From 1986 to 1993, Mr. King was with Shared Medical Systems, a company specializing in hospital information systems, most recently serving as its President from 1988. Previously, Mr. King served as President of Daseke and Company from 1983 to 1986 and as President and Chief Executive Officer of Auto-Troll Technology, a computer-aided design software company, from 1979 to 1982. Mr. King also held various management level positions with IBM from 1965 to 1979. Mr. King currently serves as a director of Optika Imaging Systems, Inc., a leading provider of client/server, integrated imaging systems and development tools.

     Mr. Lowe was elected a director of the Company in August 1992 and Chairman of the Board in March 1996. He has served as Chief Executive Officer of the Company since November 1994. From March 1994 until November 1994, Mr. Lowe served as Co-Chief Executive Officer and from February 1992 until November 1994 as President of the Company. He joined the Company in April 1988 and from that time until February 1992 served in a variety of senior management positions, including Chief Operating Officer. Prior to joining the Company, Mr. Lowe held management and consulting positions with several firms or companies providing services to or engaged in high-technology industries, including Bain & Company and Cygnet Systems, Inc. Mr. Lowe currently serves as a director of Vivra Incorporated, a leading provider of specialty healthcare services including kidney dialysis, diabetes management and physician practice management, and

Mecon, Inc., a provider of benchmark data and information products and consulting services in the health care industry.

     Dr. Rollo was elected a director in 1991 and is currently the Senior Vice-President of Medical Affairs and Executive Medical Director of Raytel Medical Corporation, a leading cardiology services company. From April 1995 to May 1996, Dr. Rollo served as Senior Vice President of Medical Affairs for HCIA, a heathcare information company that develops and markets clinical and financial decision support systems. From October 1992 to April 1995, he served as President and Chief Executive Officer of MetriCor, Inc., a corporation engaged in medical technology, quality assurance and health information management consulting services. From 1984 until October 1992, Dr. Rollo served as Senior Vice President-Medical Affairs for Humana Inc. Prior to that, he served as Vice President for Humana from 1980 until 1984. He has held various academic and administrative positions with Vanderbilt University Medical Center since 1977, currently serving as Adjunct Professor of Radiology.

     Mr. Shea was elected a director in 1987. He is a co-founder and since 1968 has served as the Executive Vice-President and a director of J.F. Shea Co., Inc., a diversified construction, land development and venture investments company. He was elected a director of Hambrecht & Quist Group in November 1986 and also serves as a director of Vanguard Airlines and Ironstone Group, Inc.

BOARD MEETINGS, COMMITTEES AND DIRECTORS' COMPENSATION

     The Board of Directors of the Company held a total of four regular meetings and five special meetings during the fiscal year ended September 29, 1996. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served. The Board of Directors presently has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Governance Committee. The Audit Committee and the Compensation Committee each held one meeting and the Stock Option Committee held three meetings during fiscal 1996. The Governance Committee did not meet during the last fiscal year.


     The Stock Option Committee presently consists of Messrs. Rollo and Shea. The Compensation Committee presently consists of Messrs. Czerwinski, King and Shea. The Governance Committee presently consists of Messrs. Czerwinski, King and Lowe. The Audit Committee presently consists of Messrs. Czerwinski, Miller and Rollo.


     During fiscal 1996, non-employee directors received options to purchase 20,000 shares of the Company's Common Stock under the Company's Directors' Stock Option Plan, subject to specified vesting schedules. In addition, during fiscal 1996, each non-employee director received an annual retainer of $10,000, payable in quarterly installments, and $2,500 for each Board meeting attended in person and $500 for each Board meeting attended by telephone. Dr. Rollo also received a $2,500 consulting fee for certain services provided to the Company in fiscal 1996. See "Certain Transactions".

                    REPORT OF THE COMPENSATION COMMITTEE ON
                   ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

     Executive Compensation Components. The Compensation Committee of the Board of Directors is responsible for evaluating and establishing the level of executive compensation. It is the present philosophy of the Compensation Committee and the Company that to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives and must structure incentive-based compensation which is closely tied to the Company's financial performance and operations.

     In fiscal 1996 and in prior years, most executive officers and other executive-level employees participated in a management incentive program, which makes overall executive compensation dependent upon both the accomplishment of individual tasks and objectives, as well as Company-wide performance. Under the management incentive program, the objectives assigned to individual executives are intended to further the Company's financial and operating performance, implement its strategic business plan, develop new products and maintain and increase market share. The objectives may also include subjective criteria such as leadership ability, innovation, insuring compliance with Company policies, enhancing customer satisfaction and furthering the Company's strategy. Company-wide objectives, which include the accomplishment of targeted levels of revenues and net earnings, can also be a component of the management incentive program. In order for an executive to achieve his or her maximum bonus under such Program, he or she must accomplish most or all of the individual objectives and the Company must achieve its targeted level of revenue and earnings for a particular fiscal year.

     The Compensation Committee monitors the effectiveness and appropriateness of all of the Company's executive compensation programs, approves the base salaries of the executive officers and, at its discretion, awards bonuses under the Company's management incentive program and makes recommendations concerning the grant of stock options under the Company's stock option plans.

     Base Salary. In determining the compensation of an executive officer, a base salary is determined based upon the executive's level of responsibility, the qualifications and experience required and the need to provide, together with incentive bonuses and stock options, competitive compensation. Salary increases are based upon periodic re-evaluations of these factors and the performance of the executive in meeting individually-assigned objectives.

     Bonus Compensation. Under the management incentive program in effect in fiscal 1996, the Compensation Committee sets objectives for each participant and establishes the bonuses that may be earned, based upon the achievement of those individual objectives and the Company's overall financial performance. In order for any portion of the bonus to be earned, the executive must achieve at least some of these objectives. Objectives may also be related to the participant's operating unit. The Compensation Committee may grant bonuses of between 0% and 100% of base salary, based upon the accomplishment of each participant's individually-assigned objectives for the year, the Company's financial performance and the executive's level of responsibility.

     Stock Options. Stock option grants are intended to supplement an executive's base salary by providing long-term incentives for the achievement of the Company's strategic business plan and financial and operating goals and to align management's interests with those of the Company's shareholders. The size of any stock option grant is related to the individual's level of responsibility within the Company. Stock options are also granted to retain and attract key employees in the very competitive job market of the Silicon Valley in which the Company is located.

     CEO Compensation. Mr. David L. Lowe served as the Company's Chief Executive Officer during all of fiscal 1996, and also served as Chairman of the Board of the Company for the second half of fiscal 1996. Mr. Lowe's general compensation program was established during fiscal 1993 as a result of a compensation study of peer organizations conducted in that year by an independent compensation consulting firm, which study is updated each year. Mr. Lowe's annual base salary for fiscal 1996 was $400,000 and he was eligible to receive a bonus of up to 50% of his base salary based upon quarterly and annual operating results and the accomplishment of certain goals.

     Of the maximum bonus for fiscal 1996 of $200,000, Mr. Lowe could be awarded an aggregate of $120,000 on the basis of the Company's satisfaction of certain financial and operating goals, including revenues, earnings per share and bookings targets, progress in clinical trials and the results of the Company's product development and engineering efforts. On the basis of the Company's achievement of all of these goals in fiscal 1996, Mr. Lowe was awarded a bonus of $120,000.

     The remaining $80,000 of the total potential bonus could be earned on the basis of the accomplishment of certain other objective and subjective criteria. The objective criteria related to expanding the Company's addressable markets through acquisitions and internal investment. The subjective criteria related to the development of Company systems and culture with a view towards better integrating human resource development plans and programs throughout the Company's operations and providing the Company with a sustainable competitive advantage. These criteria include leadership, long-term planning, product quality, innovation, employee satisfaction and customer satisfaction. On the basis of the Company's achievements in these areas, Mr. Lowe was awarded a bonus of $80,000.

     In addition, in light of all of the Company's outstanding achievements in fiscal 1996, including receipt of the Malcolm Baldrige National Quality Award, the doubling of the value of the Company's Common Stock over the year, the improved gross margins in the Company's Medical Systems business and the results of certain other key strategic initiatives, the Board of Directors awarded Mr. Lowe a one-time, additional bonus of $50,000.

     This Report on Executive Compensation has been furnished by the following members of the Compensation Committee of the Company's Board of Directors:

                             Stanley D. Czerwinski
                                 Graham O. King
                              Edmund H. Shea, Jr.

Mr. Czerwinski did not participate in any decisions with respect to his own compensation while he served as Chairman of the Board of the Company.

     The foregoing Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Committee Interlocks and Insider Participation. As noted above, the members of the Company's Compensation Committee are Messrs. Czerwinski, King and Shea. Mr. Czerwinski served as Chairman of the Board of Directors of the Company until March 1996.

     Executive Compensation. The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and to the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                ANNUAL COMPENSATION                  ---------------------
                                   ---------------------------------------------      STOCK      LONG- TERM
            NAME AND               FISCAL                                            OPTION      INCENTIVE      ALL OTHER
       PRINCIPAL POSITION           YEAR       SALARY       BONUS       OTHER(1)     AWARDS       PAYOUTS      COMPENSATION
---------------------------------  ------     --------     --------     --------     -------     ---------     ------------
David L. Lowe                       1996      $399,984     $250,000          --      140,000           --              --
  Chairman of the Board and         1995       398,542      163,400       --         196,000(2)     --             --
  Chief Executive Officer           1994       294,231      148,180       --         150,000        --             --
R. Andrew Eckert                    1996      $199,992     $225,000          --       90,000           --          --
  President and General             1995       199,031      173,957       --         162,000(2)     --             --
  Manager, Medical Systems          1994       148,086      102,380       --         165,000        --             --
Mark L. Lamp                        1996      $199,992     $145,000          --       50,000           --          --
  President and General             1995       199,800      144,000       --         156,000(2)     --             --
  Manager, Healthcare               1994       177,316       86,700       --         165,000        --             --
  Information Systems
P. Andre Simone(3)                  1996      $122,019     $ 67,292          --       20,000           --          --
  Vice President, Chief
  Financial Officer and Treasurer
Peter C. Vermeeren(4)               1996      $150,000     $149,700          --       75,000           --          --
  Executive Vice President,
  Global Operations

---------------

(1) Not included in the compensation table are certain expenses incurred or reimbursements paid by the Company such as the use of Company-owned or -leased automobiles, entertainment expenses and other benefits (such as meals and parking) and other miscellaneous items. The aggregate amount of such compensation did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each named officer. A small portion of such expenses may relate to personal expenses or use but are believed to constitute ordinary and incidental business costs and expenses which are paid or reimbursed by the Company in order to attract or retain qualified personnel, facilitate job performance and minimize the work-related expenses incurred by such persons.

(2) These stock option awards include options granted by the Company's subsidiary, Community Health Computing Corp. ("CHC"), a provider of health care information systems. Of the options reported in the table, CHC granted 96,000 options to Mr. Lowe, 72,000 options to Mr. Eckert and 96,000 options to Mr. Lamp.

(3) Mr. Simone became an executive officer of the Company in June 1996.

(4) Mr. Vermeeren became an executive officer of the Company in January 1996.

     Executive Officers of the Company. A description of Mr. Lowe's and Mr. Eckert's positions with the Company and related information is set forth above under "(1) ELECTION OF DIRECTORS -- Nominees". Descriptions of the Company's other current executive officers are set forth below.

     Mr. Lamp was named President and General Manager of ADAC Healthcare Information Systems in August 1994. He previously served as Executive Vice President of Business Development and prior to that held a variety of other management and engineering-related positions with the Company.

     Ms. Karen L. Masterson, age 36, joined the Company in October 1996 as the Company's Vice President, General Counsel and Corporate Secretary. From January 1995 to October 1996, Ms. Masterson served as the Director of Intercontinental Legal Affairs for Sybase, Inc., a relational database software company. From January 1993 to December 1994, she was a partner, and prior to that, an associate, in the law firm of Morrison & Foerster in San Francisco, California.

     Mr. P. Andre Simone, age 39, was elected Chief Financial Officer of the Company in June 1996, and has served as Vice-President, Finance of the Company since October 1995 and Treasurer since May 1994, when he joined the Company. From February 1993 to March 1994, Mr. Simone served as the Assistant Treasurer for The Ask Group, Inc., a database and manufacturing accounting software firm. Prior to that time, he held positions with Emcor Treasury Consultants, Hewlett Packard and Bain & Company.

     Mr. Peter C. Vermeeren, age 56, joined the Company in January 1996 as the Company's Executive Vice President, Global Operations. From 1966 until he joined the Company, Mr. Vermeeren held a number of senior management and other positions with Mallinckrodt Medical, Inc., a global leader in the development and distribution of nuclear medicine radiopharmaceuticals, medical devices and imaging contrast media, having most recently served as Senior Vice President, International. For the past two years, Mr. Vermeeren has also served as Chairman of the Corporate Committee of the American College of Nuclear Physicians.

     The term of office of each of the above-named executive officers is at the pleasure of the Board of Directors. To the knowledge of the Company, there are no arrangements or understandings between these officers and any other person pursuant to which any of these officers was elected as an officer.

                      STOCK OPTIONS GRANTED IN FISCAL 1996

     The following table sets forth certain information concerning stock option grants made by the Company to certain executive officers pursuant to the Company's stock option plans during fiscal 1996.

                              INDIVIDUAL GRANTS                                      POTENTIAL REALIZABLE
------------------------------------------------------------------------------         VALUE AT ASSUMED
                      NUMBER OF       % OF TOTAL                                     ANNUAL RATES OF STOCK
                      SECURITIES       OPTIONS                                        PRICE APPRECIATION
                      UNDERLYING       GRANTED        PER SHARE                       FOR OPTION TERM(1)
                       OPTIONS       TO EMPLOYEES     EXERCISE      EXPIRATION     -------------------------
        NAME           GRANTED         IN 1996        PRICE($)         DATE            5%            10%
--------------------  ----------     ------------     ---------     ----------     ----------     ----------
David L. Lowe.......    140,000          12.3%         $15.875         5-29-06     $1,397,952     $3,542,665
R. Andrew Eckert....     90,000           7.9           15.875         5-29-06        898,684      2,277,432
Mark L. Lamp........     50,000           4.4           15.875         5-29-06        499,270      1,265,240
P. Andre Simone.....     20,000           1.8           15.875         5-29-06        199,680        506,096
Peter O.
  Vermeeren.........     75,000           6.6           11.875        11-07-05        560,203      1,419,656

---------------

(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices or appreciation of the Company's Common Stock or the actual future value of these options.

     Stock options generally vest and become partially exercisable one year from the date of grant, and vest fully over three years from the date of grant. At the time of grant, options may be designated as incentive stock options ("ISO's"), a type of option authorized under the 1981 amendments to the Internal Revenue Code. Options not designated as an ISO are granted as "non-qualified options." Options generally remain outstanding for five years or ten years from the date of grant, provided the recipient remains employed throughout that period. The post-termination exercise period is generally three months.

            AGGREGATED STOCK OPTION EXERCISES DURING FISCAL 1996 AND
                          YEAR-END STOCK OPTION VALUES

     The following table sets forth certain information concerning the exercise of stock options by the Company's executive officers during fiscal 1996, the "value realized", and the number and value of unexpired stock options at September 29, 1996 which such executive officers can exercise or in the future could exercise.

                          SHARES ACQUIRED      VALUE
          NAME              ON EXERCISE     REALIZED(1)
------------------------  ---------------   -----------      NUMBER OF UNEXERCISED              TOTAL VALUE
                                                              STOCK OPTIONS HELD              OF UNEXERCISED
                                                             AT SEPTEMBER 29, 1996          IN-THE-MONEY STOCK
                                                          ---------------------------         OPTIONS HELD AT
                                                          EXERCISABLE   UNEXERCISABLE      SEPTEMBER 29, 1996(2)
                                                          -----------   -------------   ---------------------------
                                                                                        EXERCISABLE   UNEXERCISABLE
                                                                                        -----------   -------------
David L. Lowe...........           --        $      --       88,833        290,000      $ 1,105,538    $ 2,499,375
R. Andrew Eckert........       15,000          264,375       84,166        240,000          863,326      2,099,063
Mark L. Lamp............       15,000          256,375       82,500        177,500          893,437      1,664,063
P. Andre Simone.........       11,250          155,375           --         43,750               --        375,625
Peter C. Vermeeren......           --               --       18,750         56,250               --        609,375

---------------

(1) The "value realized" is calculated by determining the difference between the fair market value of ADAC Common Stock on the date of exercise of the options and the exercise price of such options.

(2) The value of unexercised stock options is calculated by determining the difference between the closing price of ADAC Common Stock on Friday, September 27, 1996, the last trading day of fiscal 1996, as reported on the Nasdaq Stock Market, of $20.00, and the exercise price of such options.

     Change-in-Control Agreements. In August 1995, the Company entered into Executive Severance Agreements with Messrs. Lowe, Eckert and Lamp and, in March 1996, the Company entered into an Executive Severance Agreement with Mr. Simone and amended Mr. Lamp's agreement. These Agreements provide for a severance payment and acceleration of the exercisability of the executives' stock options upon a "change in control" of the Company. A "change of control" is deemed to occur if (a) any "person" or "group" (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the common stock outstanding which votes generally for the election of directors; (b) as a result of market or corporate transactions or shareholder action, the individuals who constitute the Board of Directors of the Company at the beginning of any period of 12 consecutive months (but commencing not earlier than July 1, 1995), plus any new directors whose election or nomination was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such period of 12 consecutive months, cease for any reason during such period of 12 consecutive months to constitute at least two-thirds of the members of such Board; or (c) the Company sells, through merger, assignment or otherwise, in one or more transactions other than in the ordinary course of business, assets which provided at least 2/3 of the revenues or pre-tax net income of the Company and its subsidiaries on a consolidated basis during the most recently-completed fiscal year.

     Notwithstanding the foregoing, the following events do not constitute a change in control: any acquisition of beneficial ownership pursuant to (a) a reclassification, however effected, of the Company's authorized common stock, or
(b) a corporate reorganization involving the Company or any of its subsidiaries which does not result in a material change in the ultimate ownership by the shareholders of the Company (through their ownership of the Company or its successor resulting from the reorganization) of the assets of the Company and its subsidiaries, but only if such reclassification or reorganization has been approved by the Company's Board of Directors.

     If a change in control of the Company occurs, each executive will be entitled to a severance payment equal to 2.99 times the total cash compensation received by each such executive, including base salary, bonuses and other incentive compensation (excluding the value of any options), during the period of the 12 months prior to such change in control. Such severance payment will not be immediately paid if not later than ten days prior to the change in control, the executive is offered employment by the Company or its successor corporation on similar terms to those then applicable to the executive as an officer of the Company and, in such event, the severance payment would be paid to the executive twelve months following the change of control, but only if (i) the executive accepts such comparable employment with the Company and (ii) the executive is not, during such twelve-month period, terminated for cause. Such a change in control of the Company will also cause all stock options held by the executive to become immediately exercisable. In the event that the executive (i) purchases the shares subject to the accelerated stock options, (ii) sells the shares so purchased and (iii) is offered comparable employment by the Company or its successor, the executive must deposit in escrow with the Company an amount equal to 50% of the difference between his sales proceeds received from the sold shares and his option exercise price. These escrowed funds will be released to the executive from the escrow account if the executive has accepted the comparable employment offer and is not terminated for cause for twelve months after the change in control. If the executive does not accept such comparable employment from the Company or its successor or is terminated for cause during such twelve-month period, then the escrowed funds are released to the Company. In addition, Mr. Lamp's amended Executive Severance Agreement provides that if there is a change of control of Community Health Computing Corp. ("CHC") (as defined in Mr. Lamp's CHC Stock Option Agreement) or if CHC is spun off by the Company to its shareholders and, as a result, Mr. Lamp is no longer employed by the Company or one of its subsidiaries, then, for twelve months thereafter, the Company will retain Mr. Lamp as a part-time employee or consultant at a salary of $1,000 per month without fringe benefits, and all of his Company stock options will continue to vest during such period.

                               PERFORMANCE GRAPH

     The following graph sets forth the Company's total cumulative shareholder return as compared to the NASDAQ Composite Index and the Standard and Poor's Medical Products and Supply Index for the period September 28, 1991 through September 29, 1996. Total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the stocks represented in the NASDAQ Composite Index and the stocks represented in the Standard and Poor's Medical Products and Supply Index, in each case on a "total return" basis assuming reinvestment of dividends.

                  FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON

                                                                                S&P MEDICAL
        MEASUREMENT PERIOD            ADAC LABORATO-     NASDAQ COMPOSITE    PRODUCTS AND SUP-
      (FISCAL YEAR COVERED)                RIES                INDEX            PLY IND EX
1991                                            100.00              100.00              100.00
1992                                            269.78              110.05               95.87
1993                                            294.88              145.52               72.28
1994                                            218.49              145.72               89.60
1995                                            329.12              198.97              143.16
1996                                            564.34              234.53              168.08

                                                               FISCAL YEAR ENDED
                                           ---------------------------------------------------------
                                            1991      1992      1993      1994      1995      1996
                                           -------   -------   -------   -------   -------   -------
ADAC Laboratories                          $100.00   $269.78   $294.88   $218.49   $329.12   $564.34
NASDAQ Composite Index                      100.00    110.05    145.52    145.72    198.97    234.53
S&P Medical Products and Supply Index       100.00     95.87     72.28     89.60    143.16    168.08

CERTAIN TRANSACTIONS


     Mr. Robert L. Miller, a director and the former general counsel of the Company, received approximately $331,205 during fiscal 1996 as payment for a variety of legal services rendered to the Company in his capacity as outside general counsel to the Company and $21,000 for attending Board of Directors' meetings as a director of the Company. Mr. Miller, who was not characterized as a non-employee director, also received an option to purchase 25,000 shares of Common Stock of the Company in part as a result of his agreement to a revised fee arrangement with the Company for his services as outside general counsel.


     In November 1994, Mr. Stanley Czerwinski and the Company entered into a 10-year agreement under which he is now being paid a consulting fee of $3,000 per 8 hour day for services rendered. For the first 36 months of such agreement, the Company has agreed to pay Mr. Czerwinski an additional $20,833 per month in consideration of, among other things, not competing with the Company during the term of the agreement and not selling any of his shares of common stock to the extent that doing so would disqualify the Company from obtaining "pooling of interests" treatment for financial reporting purposes with regard to any acquisition transaction for which negotiations commenced on or before March 31, 1995, and which is completed on or before June 30, 1995.

              (2) APPROVAL OF AMENDMENT TO 1992 STOCK OPTION PLAN

GENERAL

     The Company currently has one stock option plan for employees and consultants pursuant to which new options may be granted for the purchase of Common Stock, the 1992 Stock Option Plan (the "1992 Plan"). At the 1996 Annual Meeting of Shareholders, the shareholders approved an amendment to the 1992 Plan increasing the number of shares authorized for issuance under the Plan to 3,801,000. During fiscal 1996, the Board of Directors granted options to purchase an aggregate of 959,000 shares under the 1992 Plan, and as of October 31, 1996, only 628,000 shares remained available for grant. Accordingly, on October 31, 1996, the Board of Directors approved an amendment to the 1992 Plan to increase the number of authorized option shares by 712,000. As amended, the 1992 Plan would have a total of 4,513,000 shares of Common Stock authorized for issuance, of which 1,340,000 shares would be available for future grant. The Board of Directors has approved and adopted this amendment because it believes it is very important to the long-term success of the Company for it to be able to continue to retain and attract key management and executives and that the continued ability to grant options is essential to retain these executives, especially in light of the current very competitive job market in the Silicon Valley.

     The following description of the 1992 Plan is necessarily brief and general. A copy of the 1992 Plan, as amended, is available upon request from the Company.

DESCRIPTION OF THE 1992 PLAN, AS AMENDED

     The purposes of the 1992 Plan are to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to key employees, officers, consultants and other persons whose efforts are deemed worthy of encouragement to promote the growth and success of the Company's business. Non-employee directors may not participate in the 1992 Plan, and instead participate in the Directors' Option Plan (1987).

     The 1992 Plan sets a limit of 300,000 shares that may be granted to any one optionee during any calendar year. Options granted under the 1992 Plan may be incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code ("incentive options"), or nonqualified options, which are not intended to meet such requirements ("nonqualified options"). Incentive options must have terms of ten years or less from the date of grant; however, the term of any such option granted to a person who owns shares possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or any subsidiary (a "10% Owner") shall not exceed five years. The 1992 Plan also provides that nonqualified options have a term not to exceed ten years. The Stock Option Committee has generally set terms of five years or ten years for all options granted under the 1992 Plan. The Stock Option Committee also determines when options granted under the 1992 Plan may be exercisable; options granted have historically been exercisable to the extent of 25%, 25% and 50% of the number of option shares subject to an option grant 12, 24 and 36 months, respectively, after the date of grant.

     Option exercise prices are determined by the Board of Directors or the Stock Option Committee and may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant, or 110% of such fair market value if the optionee is a 10% Owner. The option price may be paid by cash, check, promissory note or surrender of other shares of Common Stock of the Company that have been held for at least six months, or a combination thereof, at the discretion of the Committee or as set forth in the applicable stock option agreement. The 1992 Plan also provides that whenever an optionee exercises an option by surrendering already-owned shares to pay all or a portion of the exercise price, if the option agreement so provides or if then approved by the Committee, the optionee may receive a new option for the purchase of a number of shares equal to the amount tendered for payment, with an exercise price equal to the then fair market value of a share of Common Stock.

     The 1992 Plan permits an optionee, if set forth in his or her option agreement, to have any required Federal and state withholding taxes satisfied by either (i) delivering outstanding shares of Common Stock of the Company previously owned for at least six (6) months by the optionee or (ii) withholding of a sufficient number of exercised option shares to satisfy such withholding obligations, based upon fair market value of such shares on the date of exercise.

     The 1992 Plan provides that any optionee who is terminated as an employee or who ceases to serve as a consultant, may, within 90 days (or such other period as may be determined by the Committee) after such termination or cessation, exercise the option but only to the extent the optionee was entitled to do so at the date of his or her termination or cessation of services. Special exercise rules are applicable to optionees who become totally and permanently disabled or who die during, or within 90 days after termination of, their period of employment with the Company. No option may be exercised after the expiration of its term. Options are not transferable by the optionee, other than by will, the laws of descent and distribution or pursuant to a divorce decree.

     The 1992 Plan provides that in the event any change, such as a stock split, reverse stock split or stock dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the option price and the number of shares subject to the option. In the event of a proposed dissolution or liquidation of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board of Directors determines, in its discretion, to accelerate the exercisability of outstanding options. In addition, upon a "change in control", except as limited by any specific employment or severance agreement, all options will accelerate and be immediately exercisable. The definition of "change in control" is the same as that contained in the Executive Severance Agreements discussed earlier in this Proxy Statement.

     The maximum number of shares that may be optioned and sold under the 1992 Plan may be automatically adjusted by the Board if it determines in connection with an acquisition of another business that it is necessary to grant new or replacement options to employees of such acquired business.

     The Board of Directors may amend the 1992 Plan at any time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment that materially increases the number of shares for which options may be granted under the Plan, materially increases the benefits accruing to participants under the Plan, or materially modifies the eligibility requirements of the Plan. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted without the consent of the optionee.

ADMINISTRATION

     The 1992 Plan is administered by a committee of the Board consisting of not less than two (2) persons who are "outside directors" as defined in Section 162(m) of the Internal Revenue Code (the "Code").

OUTSTANDING OPTIONS

     At September 29, 1996, there were outstanding options to purchase 2,830,724 shares of Common Stock. Of these options, 148,747 were granted under the 1985 Option Plan (no further options may be granted under such Plan), 159,997 were granted under the Directors' Stock Option Plan (1987), and 2,496,998 were granted under the 1992 Stock Option Plan. On September 29, 1996, these outstanding options had an aggregate exercise price of $31,284,102 or an average of $11.05 per share, and based upon a closing price of $20.00 on September 27, 1996 (the last trading day of the Company's 1996 fiscal year), the shares underlying these outstanding options had an aggregate market value of approximately $56,614,480.

SUMMARY OF FEDERAL TAX CONSEQUENCES

     Nonqualified Stock Options. There will be no Federal income tax consequences to an optionee at the time an option under the 1992 Plan is granted. Upon exercise of a nonqualified option, the optionee will recognize taxable ordinary income in an amount equal to the fair market value of the stock on the date of exercise less the exercise price paid, and the Company will be allowed a corresponding tax deduction for compensation expense in an amount equal to the taxable income recognized by the optionee. If the optionee is an employee of the Company, the Company is required to withhold Federal income taxes with respect to such ordinary income amount. Upon the subsequent sale of shares acquired upon the exercise of a nonqualified option, the optionee generally will recognize a capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of such shares on the prior date of exercise.

     Incentive Stock Options. There will be no Federal income tax consequences to an optionee at the time of the initial grant of the option or at the time of its exercise, although the exercise may be an item of tax preference and may subject the optionee to the alternative minimum tax. The Company will not be entitled to a tax deduction for compensation expense at the time of the exercise of an incentive option. If an optionee holds stock acquired through exercise of an incentive option for (a) more than two years from the date on which the option is granted and (b) more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, then income recognized at the time of the subsequent sale of the stock will be treated as a capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "Disqualifying Disposition"), at that time the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price or (ii) the optionee's actual gain, if any, resulting from the purchase and sale. To the extent the optionee recognizes income by reason of a Disqualifying Disposition, the Company will be entitled to a corresponding tax deduction for compensation in the tax year in which the disposition occurs.

     Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the CEO or the other four executive officers named in the "Summary Compensation Table" in any one year beginning in 1995. Total remuneration would include amounts received upon the exercise of stock options granted after February 17, 1993. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The terms of the 1992 Plan and the shareholder approval requested in this Proxy Statement are intended to comply with Section 162(m) of the Code and the regulations promulgated thereunder.

     The foregoing discussion is merely a summary of the more significant effects of current Federal income taxation upon optionees and the Company with respect to shares issued under the 1992 Plan and it does not purport to be a complete analysis of the tax laws dealing with this subject. Reference should be made to the applicable provisions of the Internal Revenue Code and the Regulations promulgated thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which an employee may reside. Each employee should consult his or her own tax advisor concerning the Federal (and state and local) income tax consequences of participation in the 1992 Plan.

VOTE REQUIRED

     Approval of the amendment to the 1992 Plan requires the affirmative vote of the holders of a majority of the shares represented and voting in person or by proxy at the Annual Meeting (which affirmative votes also constitute at least a majority of the required quorum). THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

       (3)  APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN (1994)

BACKGROUND INFORMATION

     The Company has maintained an Employee Stock Purchase Plan since 1980 for the benefit of its employees. The most recent Employee Stock Purchase Plan (the "Purchase Plan") was approved by the shareholders in March 1994. Upon receipt of shareholder approval at the 1996 Annual Meeting of Shareholders, the Purchase Plan was amended to authorize the purchase of up to 185,000 shares of Common Stock under the Plan. During fiscal 1996, the Company's employees purchased 64,248 shares of Common Stock pursuant to the Purchase Plan, leaving only 38,836 shares available for future purchases. To enable the Company's employees to continue to benefit under the Purchase Plan, on October 31, 1996, the Board of

Directors approved an amendment to the Plan to increase the number of authorized shares by 85,000. The shareholders are being requested to approve this increase of an additional 85,000 shares under the Purchase Plan. None of the directors or executive officers of the Company other than Mark L. Lamp currently participates in the Purchase Plan. Mr. Lamp purchased an aggregate of 400 shares of Common Stock under the Purchase Plan in fiscal 1996.

SHARES SUBJECT TO THE PURCHASE PLAN

     If approved by the shareholders, an additional 85,000 shares of Common Stock of the Company will be available for issuance under the Purchase Plan. In the event of a stock split, stock dividend or other subdivision, combination or classification of the Company's Common Stock, appropriate adjustments will be made with respect to the maximum number of shares subject to, and the purchase price of shares under, the Purchase Plan.

OPERATION OF THE PURCHASE PLAN

     The Purchase Plan provides eligible employees with the opportunity to purchase shares of Common Stock pursuant to a payroll deduction program. The Purchase Plan provides for offering periods of up to 27 months (the "Offering Periods") during which contributions may be made to purchase shares of Common Stock. Each Offering Period consists of an interim three-month purchase period. At the end of each three-month interim purchase period, shares are purchased automatically at 85% of the market price at the beginning of the 27-month Offering Period or 85% of the market price on the last day of each interim three-month purchase period, whichever price is lower.

     An employee may have up to 10% of his or her total compensation (including commissions, but excluding bonuses, overtime, etc.) withheld and applied to the purchase of shares under the Purchase Plan. However, during any one year no employee is entitled to purchase Common Stock under the Purchase Plan having a value of more than $25,000 or more than 100 shares of Common Stock during any interim three-month purchase period.

ELIGIBILITY AND ENROLLMENT

     All employees of the Company may participate in the Plan, except employees who are customarily employed for less than 20 hours per week or for less than 5 months in any calendar year. Further, any employee who owns, or holds options to acquire, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase five percent (5%) or more of the Company's securities is not eligible to participate in the Purchase Plan.

     Under the Purchase Plan an employee may enroll in the Purchase Plan at the beginning of any of the three-month interim purchase periods within an Offering Period. An employee who joins the Purchase Plan after the beginning of the Offering Period will have a purchase price equal to 85% of the market price on the effective date of his or her joining the Purchase Plan or on the last day of each interim three-month purchase period, whichever price is lower.

WITHDRAWAL; TERMINATION; RE-ENROLLMENT

     A participant may withdraw from the Purchase Plan at any time. Termination of a participant's employment for any reason, including retirement or death, or the employee's failure to remain an eligible employee, also terminates participation in the Purchase Plan. In the event of termination, all payroll deductions previously credited to the participant's account are returned, without interest. The Purchase Plan allows for re-enrollment after waiting for one complete interim three-month purchase period, except that officers and directors would be required to wait at least six (6) months before re-enrolling.

ADMINISTRATION

     The Purchase Plan is administered by the Board of Directors of the Company; the Board may also adopt and appoint a Committee thereof to administer the Purchase Plan. The Board or any Committee so appointed has the power to make, amend and repeal rules and regulations for the interpretation and administration of the Purchase Plan, all of which are final and binding upon each participant having an interest therein.

DURATION AND MODIFICATION

     The Purchase Plan will remain in full force until December 31, 2003 unless terminated earlier by action of the Company's Board of Directors or until all of the shares reserved for issuance thereunder have been issued. The Purchase Plan may be terminated or amended from time to time by the Board of Directors, provided that a participant's existing rights cannot be adversely affected thereby, nor may any amendment be made without the approval of shareholders of the Company if such amendment would increase the aggregate number of shares of Common Stock to be issued under the Plan, materially modify the requirements for eligibility to participate in the Plan, increase the maximum number of shares which a participant may purchase during any Offering Period, extend the term of the Plan, alter the purchase price formula so as to reduce the price per share to be purchased under the Plan, materially increase the benefits accruing to participants under the Plan or cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES

     The Purchase Plan and the right of employees to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to an employee at the time shares are purchased under the Purchase Plan. As summarized below, an employee may be taxed upon disposition or sale of the shares acquired under the Purchase Plan:

          1. If the shares are sold at least two years after the date of granting of the option and more than one year after the transfer of the shares to the employee: In this event, the lesser of (a) the excess of the fair market value of the shares at the time granted over the purchase price of the shares or (b) the excess of the fair market value of the shares at the time such shares are disposed of over the purchase price of the shares will be treated as ordinary income. Any further gain upon such sale will be treated as a capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the employee has a capital loss equal to the difference.

          2. If the shares are sold prior to the expiration of two years after the granting of the option and less than one year after the transfer of the shares to the employee: In this event (a "Disqualifying Disposition"), the excess of the fair market value of the shares at the date the shares are exercised over the purchase price will be treated as ordinary income to the employee. This excess will constitute ordinary income in the year of sale or other disposition. Any further gain upon such sale will be treated as a capital gain. If the shares are sold for less than their fair market value on the date of purchase the same amount of ordinary income is attributed to the employee and a capital loss will be recognized equal to the difference between the sale price and the fair market value of the shares on such purchase date. To the extent the employee recognizes ordinary income by reason of a Disqualifying Disposition, the Company will be entitled to a corresponding tax deduction for compensation in the tax year in which the disposition occurs, provided the Company has satisfied its withholding obligations under the Code.

     In the event an employee dies while owning stock acquired under the Purchase Plan, compensation must be reported in his/her final income return. The amount of compensation to be reported will be the lesser of (a) the excess of the fair market value of the shares at the time these shares were granted over the purchase price of the shares or (b) the excess of the fair market value of the shares at the time of the employee's death over the purchase price of the shares.

     The foregoing discussion is merely a summary of the more significant effects of the Federal income tax on an employee and the Company with respect to shares purchased under the Purchase Plan and does not purport to be a complete analysis of the tax laws dealing with this subject. Reference should be made to the applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which an employee may reside. Each employee should consult his or her own tax advisor concerning the Federal (and any state and local) income tax consequences of participation in the Purchase Plan.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares represented and voting in person or by proxy at the meeting (which affirmative votes constitute at least a majority of the required quorum) is required for the approval of the amendment to the Purchase Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

        (4) APPROVAL OF AMENDMENT TO DIRECTORS' STOCK OPTION PLAN (1987)

BACKGROUND INFORMATION

     The Company has previously determined that it is advisable and in the best interests of the Company and its shareholders to obtain independent directors with outstanding ability and experience and to provide incentives to such independent directors for the encouragement of the highest level of performance by providing such persons with a proprietary interest in the Company. Accordingly, the Board of Directors and the shareholders previously adopted the Directors' Stock Option Plan (1987) (the "Directors' Plan"). Under the Directors' Plan, stock options are granted annually to each non-employee director of the Company. An aggregate of 100,000 shares of Common Stock were originally reserved under the Directors' Plan. Upon receipt of shareholder approval at the 1996 Annual Meeting of Shareholders, the Directors' Plan was amended to increase the aggregate number of shares authorized for issuance under the Directors' Plan to 231,666. During fiscal 1996, an aggregate of 80,000 shares were optioned to non-employee directors, leaving as of October 31, 1996 only 1,668 shares available for future grants. The Board of Directors desires to continue to be able to attract outstanding independent directors and to provide incentives to such directors, including any additional directors that may be recruited to the Board in the future if Proposals 5 and 6 below are approved, and has approved an amendment to the Directors' Plan to increase the number of available shares by 56,665.

DESCRIPTION OF THE DIRECTORS' PLAN

     The purpose of the Directors' Plan is to encourage and provide incentives for the highest level of performance by the Company's non-employee directors. Only directors who are not also employees of the Company or any of its subsidiaries are eligible to participate in the Directors' Plan.

     As amended, an aggregate of 288,331 shares of Common Stock are authorized under the Directors' Plan, of which 159,997 option shares have been previously granted. The Directors' Plan provides for 20,000 option shares to be granted to each new non-employee director upon being elected to the Board and for 3,333 option shares to be granted annually on March 15 of each year thereafter, except that on each fifth anniversary of the year the director first commenced serving as a director, he or she would receive an additional grant of 20,000 shares. This schedule would repeat itself every five years (in all cases subject, of course, to the director remaining in office). The Board of Directors or a committee consisting of such Board members or other persons as may be appointed by the Board administers the Directors' Plan.

     Each option granted under the Directors' Plan has a term of five years from the date of grant. The option exercise price must be equal to 100% of the "fair market value" (generally, the closing price of the Company's Common Stock as traded in the Nasdaq Stock Market or other principal market) on the date of grant of the option. The option price may be paid in cash or by surrendering to the Company outstanding Common Stock of the Company having been owned by the optionee for at least six (6) months, valued at fair market value. Each 20,000 share option grant would be exercisable 25% per year from the date of grant. Each 3,333 share option grant would be fully exercisable after 12 months from the date of grant. However, options under the

Directors' Plan may be exercised in full immediately in the event of the death of the optionee. Upon a liquidation or dissolution of the Company, a reorganization or merger pursuant to which the Company does not survive, or a sale of substantially all of the Company's assets, each option will become immediately exercisable without regard to the original vesting schedule. In addition, the options would become immediately exercisable upon a "change in control" of the Company. The definition of "change of control" is the same as that contained in the Executive Severance Agreements and the 1992 Plan.

     If the holder of an option resigns or is removed as a director for reasons other than as set forth above, he may exercise the option within three (3) months after such resignation or removal but only to the extent it was exercisable on such date and only if the termination did not result from a violation of the director's normal duties. In the event of death while, or within three (3) months after, serving as a director, the option may be completely exercised by the person to whom the director's rights under the option pass by will or by the laws of descent and distribution. Options are not transferable by the optionee, other than by will or the laws of descent and distribution or, as amended, pursuant to a qualified domestic relations order.

     The Directors' Plan provides that the total number of option shares covered by such Plan, the number of shares covered by each option and the exercise price per share shall be proportionately adjusted in the event of a stock split, stock dividend or similar capital adjustment effected without receipt of consideration by the Company.

     The Board of Directors may amend the Directors' Plan no more than once every six (6) months. The Board may amend or terminate the Directors' Plan without approval of the shareholders; provided, however, that shareholder approval is required for any amendment that increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate in the Directors' Plan or changes in any material respect the limitations or provisions of the options subject to the Directors' Plan. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted without the consent of the optionee.

     Options granted to directors under the Directors' Plan will be treated as nonqualified stock options under the Internal Revenue Code. A brief description of certain Federal income tax effects resulting from the grant and exercise of nonqualified stock options, and the sale of the option shares, both to the optionee and the Company, is set forth under "Approval of Amendment to 1992 Stock Option Plan -- Summary of Federal Tax Consequences" above. Such summary does not purport to be complete, and reference is made to the applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder.

VOTE REQUIRED

     Approval of the amendment to the Directors' Plan requires the affirmative vote of the holders of a majority of the shares represented and voting in person or by proxy at the Annual Meeting (which affirmative votes must constitute at least a majority of the required quorum). THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                  (5) APPROVAL OF AMENDMENT AND RESTATEMENT OF
                           ARTICLES OF INCORPORATION

     The Board of Directors believes that it is in the best interests of both the Company and its shareholders to amend and restate the Company's Articles of Incorporation to delete therefrom provisions relating to the maximum and minimum number of directors that may comprise the Board (the "Amendment to the Articles"), in order that the Company may consolidate such provisions in the Company's Bylaws. The text of the proposed Amended and Restated Articles of Incorporation is set forth substantially in the form of Exhibit A to this Proxy Statement, and has been previously adopted by the Board of Directors, subject to approval by shareholders holding a majority of the outstanding shares of the Company's Common Stock.

     At present, both the Company's Articles of Incorporation and the Company's Bylaws contain provisions establishing a maximum and minimum number of directors that may serve on the Company's variable Board of Directors. The Board of Directors has determined that it is in the best interest of the shareholders and the

Company to simplify the Company's Articles of Incorporation by deleting the provisions contained therein in order that the Company may consolidate such provisions in the Company's Bylaws, which the Company is seeking approval to amend pursuant to Proposal 6 below. Because the shareholder approval required to change the maximum and minimum number of directors comprising a variable board is the same whether the maximum and minimum are set forth in the Articles or the Bylaws, the Company believes that the deletion of this provision from the Articles will not impair the shareholders' ability to vote on any changes in the size of the Company's variable board and will enable the Company, upon receipt of the appropriate shareholder approval, to make any such changes more efficiently as only one instrument would require amendment.

VOTE REQUIRED

     Approval of the Amendment to the Articles requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL. If the Amendment to the Articles is not approved but the amendments to the Bylaws described below in Proposal 6 are approved by the shareholders, the shareholders' approval of the Bylaw amendments will be deemed to constitute approval by the shareholders to amend the Articles of Incorporation to the extent necessary to conform the provisions of the Articles regarding the size of the Company's variable board to the corresponding amended Bylaw provision set forth in Exhibit B to this Proxy Statement.

                      (6) APPROVAL OF AMENDMENTS TO BYLAWS

     The Board of Directors believes it is in the best interests of the Company and the shareholders to adopt amendments to the Bylaws of the Company to increase the number of directors that may serve on the Company's variable board. The Board of Directors believes it is advisable to increase the number of directors that may serve on the Company's variable board in order to give the Company the flexibility in the future to add directors with experience that may be critical to the Company's ability to achieve its long-term strategic goals. Accordingly, the Board of Directors has approved amendments to the Bylaws, subject to approval by shareholders holding a majority of the outstanding shares of Common Stock of the Company, that (i) provide that the Board of Directors will consist of not less than six nor more than eleven directors, with the exact number to be fixed by approval of the Board of Directors or the shareholders, and with the number initially fixed in the Bylaws at six, and (ii) define the authority of the Board of Directors to fix the exact number of the directors within the foregoing range in accordance with California law. The proposed text of the amendments to the Bylaws is set forth substantially in the form of Exhibit B to this Proxy Statement.

VOTE REQUIRED

     Approval of the amendments to the Bylaws requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Coopers & Lybrand, L.L.P. has examined the financial statements of the Company for the fiscal year ended September 29, 1996, and has been selected to perform such service for the current fiscal year. A representative of Coopers & Lybrand, L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. The Company has been advised that neither that firm, nor any of its partners or associates, has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.

                                 OTHER MATTERS


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



     The Securities and Exchange Commission's rules under Section 16 of the Securities Exchange Act of 1934, as amended, require the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports showing their initial stock ownership and subsequent changes in such ownership with the SEC by specific dates.



     Based solely on its review of the copies of such forms received by it or written representations from the Company's appropriate officers and directors, the Company believes that, during the 1996 fiscal year, all filing requirements applicable to its officers and directors were complied with, except for the following: One report on Form 4 concerning the exercise of options to purchase 8,750 shares of Common Stock and the sale of such shares by Mr. Simone on September 4, 1996 was not filed but such transactions were reported in a Form 5 filed for the fiscal year ended September 29, 1996. Two Form 5s concerning Mr. Lamp's purchase of 100 shares of Common Stock under the Purchase Plan on each of the four quarterly purchase dates in fiscal 1995 and 1996 were not filed but were subsequently disclosed in an amended Form 4.


SHAREHOLDER PROPOSALS


     Individual shareholders of the Company may be entitled to submit proposals which they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials. All such proposals must be submitted to the Secretary of the Company no later than November 20, 1997 in order to be considered for inclusion in the Company's 1998 proxy materials related to the 1998 Annual Meeting of Shareholders.


OTHER BUSINESS

     Management does not know of any business to be presented other than the matters set forth above, but if other matters properly come before the meeting, it is the intention of the persons named in the Proxy to vote in accordance with their best judgment on such matters.

AVAILABILITY OF FORM 10-K


     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 29, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY SHAREHOLDER DESIRING A COPY. Shareholders may write to ADAC Laboratories, 540 Alder Drive, Milpitas, California 95035, attention of Robert Starr, Vice President of Administration.


                                          By Order of the Board of Directors,
                                          LOGO

                                          David L. Lowe,


                                          Chairman of the Board


Dated: March 19, 1997

                                   EXHIBIT A

                                    FORM OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               ADAC LABORATORIES

                            A California Corporation

                                   ARTICLE I

                        The name of this corporation is:

                               ADAC LABORATORIES

                                   ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     This Corporation is authorized to issue two classes of stock, without par value, to be designated "Preferred Stock" and "Common Stock," respectively. The total number of shares of which this Corporation is authorized to issue is 55,000,000 shares, of which 50,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.

                                   ARTICLE IV

     The Corporation hereby elects to be governed by all the provisions of the General Corporation Law of the State of California in effect as of January 1, 1977, which are not otherwise applicable to it pursuant to Chapter 23 of said law.

                                   ARTICLE V

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   ARTICLE VI

     The Corporation is authorized to provide indemnification of Agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its shareholders through By-law provisions, agreements with the Agents, vote of shareholders or disinterested directors or otherwise in excess of the indemnification otherwise permitted by Section 317 of the Corporations
Code), subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code or as to circumstances in which indemnity is expressly prohibited by Section 317.

                                   EXHIBIT B

     The following provisions of the Company's Bylaws are amended and restated in their entirety to read as follows:

          "Section 3.02. Number and Qualification of Directors. The number of directors of the corporation shall be not less than six (6) nor more than eleven (11). The exact number of directors shall be six (6) until changed, within the limits specified above, by a bylaw amending this Section 3.02 duly adopted by the board of directors or approved by the shareholders; provided, however, that any amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1)."

          "Section 9.02. Amendment of Bylaws by Directors. Subject to the right of the shareholders to adopt, amend or repeal bylaws, bylaws may be adopted, amended or repealed by a majority vote of the directors present at any meeting of the board at which a quorum is present; provided, however, that the board of directors may not adopt a bylaw or amendment thereof specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa."

PROXY                          ADAC LABORATORIES
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

   The undersigned shareholder of ADAC Laboratories, a California corporation, acting under the California General Corporation Law, hereby constitutes and appoints David L. Lowe and Karen L. Masterson, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Shareholders of said corporation to be held on April 10, 1997, at 1:00 p.m., local time, at the offices of the Company, located at 540 Alder Drive, Milpitas, California 95035, and at any adjournments thereof, and in connection therewith to vote and represent all of the shares of Stock of said corporation which the undersigned would be entitled to vote, as follows:

(1) ELECTION OF DIRECTORS:     FOR ALL NOMINEES LISTED [ ]    WITHHOLD AUTHORITY [ ]
                               (except as listed below)       to vote for all nominees listed

      (mark one: the Board of Directors recommends a "FOR" vote for the election of the following nominees to the Board of Directors:
            Stanley D. Czerwinski, R. Andrew Eckert, Graham O. King, David L.
                 Lowe, F. David Rollo and Edmund H. Shea, Jr.).

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NAME(S) OF SUCH NOMINEE(S) BELOW.)

--------------------------------------------------------------------------------

   (2) Approval of an Amendment to the 1992 Stock Option Plan, to increase the number of authorized shares by 712,000: (mark one; the Board recommends a
       "FOR" vote).                    FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

   (3) Approval of an Amendment to the Employee Stock Purchase Plan (1994) to increase the number of shares authorized thereunder by 85,000 shares:
       (mark one; the Board recommends a "FOR" vote).     FOR [ ]      AGAINST [
       ]      ABSTAIN [ ]

   (4) Approval of an Amendment to the Directors' Stock Option Plan (1987), to increase the number of authorized shares by 56,665: (mark one; the Board
       recommends a "FOR" vote).       FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

   (5) Approval of the Amendment and Restatement of Articles of Incorporation to delete provisions pertaining to the variable board: (mark one; the Board recommends a "FOR" vote).(If Proposal 5 is not approved but Proposal 6 is approved, the approval of Proposal 6 will be deemed to constitute the requisite shareholder approval to amend the Articles to the extent
       necessary to give effect to the approval of Proposal 6.)            FOR [
       ]      AGAINST [ ]      ABSTAIN [ ]

   (6) Approval of Amendments to the Bylaws, including to provide for a variable board of directors consisting of not less than six and not more than 11 directors (mark one; the Board recommends a "FOR" vote.)

--------------------------------------------------------------------------------

Said attorneys and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the meeting; all matters presented at the meeting but which are not known to the Board of Directors at the time of the solicitation of this proxy; and, with respect to the election of any person as a Director, if a bona fide nominee for the office is named in the Proxy Statement and such nominee is unable to serve or will not serve, to vote for any other person.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS OF ADAC LABORATORIES

   Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF AND AS A GRANT OF AUTHORITY TO VOTE FOR THE OTHER PROPOSALS STATED ON THE OTHER SIDE HEREOF AND ON ANY OTHER MATTERS TO BE VOTED UPON.

   The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement relating to the meeting.

[CAPTION]

                          Signature


                                                         Date: , 1997

                                                         IMPORTANT: In signing
                                                         this proxy, please sign
                                                         your name or names on
                                                         the signature lines in
                                                         the same manner as it
                                                         appears on your stock
                                                         certificate. When
                                                         signing as an attorney,
                                                         executor,
                                                         administrator, trustee
                                                         or guardian, please
                                                         give your full title as
                                                         such. EACH JOINT TENANT
                                                         SHOULD SIGN.

  PLEASE SIGN, DATE AND RETURN PROXY PROMPTLY IN THE POSTAGE PREPAID ENVELOPE
                                   PROVIDED.

                                EXHIBIT INDEX

Exhibit 99.1 Amended and Restated Directors' Stock Option Plan (1987) of ADAC Laboratories

Exhibit 99.2    ADAC Laboratories 1992 Stock Option Plan, Amended and Restated

Exhibit 99.3    ADAC Labories Amended and Restated Employee Stock Purchase Plan
                (1994)